Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces First Quarter Results
Ankeny, IA, September 8, 2026 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months ended July 31, 2026.

First Quarter Key Highlights

•Diluted EPS of $7.37 up 27.7% from the same period a year ago. Net income was $273.7 million, up 27.1% from the prior year, and EBITDA1 was $485.1 million, up 17.1%, from the same period a year ago.
•Inside same-store sales increased 3.2% compared to prior year, and 7.7% on a two-year stack basis, with an inside margin of 42.2%. Total inside gross profit increased 6.3% to $749.8 million compared to the prior year.
•Fuel same-store gallons sold were down 0.3% compared to prior year, and positive 1.4% on a two-year stack basis, with a fuel margin of 47.8 cents per gallon. Total fuel gross profit increased 19.6% to $446.9 million compared to the prior year.
•Casey's released its new three-year strategic plan in June.

"We are off to a great start on our three-year strategic plan, highlighted by a nearly 28% increase in diluted EPS,” said Darren Rebelez, Chairman, President and CEO. “Guests are responding well to our compelling value proposition on our high-quality prepared food, especially in whole pies. On the fuel side, our team's robust capabilities helped us navigate a volatile environment and produced strong results. The operations team delivered an exceptional guest experience during our busiest quarter of the year. We accomplished all of this while running ahead of schedule on our integration of the Fikes acquisition."

Earnings

	Three Months Ended July 31,
	2026	2025
Net income (in thousands)	$273,720	$215,355
Diluted earnings per share	$7.37	$5.77
EBITDA (in thousands)	$485,083	$414,270

For the quarter, net income, diluted EPS, and EBITDA increased compared to the same period a year ago due to higher inside and fuel gross profit, partially offset by higher operating expenses.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended July 31,
	2026	2025
Inside sales (in thousands)	$1,777,541	$1,683,817
Inside same-store sales	3.2%	4.3%
Grocery and general merchandise same-store sales	2.7%	3.8%
Prepared food and dispensed beverage same-store sales	4.8%	5.6%
Inside gross profit (in thousands)	$749,809	$705,466
Inside margin	42.2%	41.9%
Grocery and general merchandise margin	35.6%	35.9%
Prepared food and dispensed beverage margin	59.3%	58.0%

Total inside sales for the quarter were up 5.6% compared to the prior year. Prepared food and dispensed beverage same-store sales was driven primarily by positive traffic, led by whole pizzas, while grocery and general merchandise same-store sales had excellent performance in non-alcoholic beverages. Inside margin was up approximately 30 basis points compared to the same quarter a year ago, benefitting primarily from favorable mix shift and cost of goods management.

Fuel2

	Three Months Ended July 31,
	2026	2025
Fuel gallons sold (in thousands)	934,212	911,780
Same-store gallons sold	(0.3)%	1.7%
Fuel gross profit (in thousands)	$446,929	$373,554
Fuel margin (cents per gallon, excluding credit card fees)	47.8 ¢	41.0 ¢

For the quarter, total fuel gallons sold increased 2.5% compared to the prior year due to the store count increase, slightly offset by a modest decrease in same-store gallons sold. The Company’s total fuel gross profit was up 19.6% versus the prior year, due to an increase in gallons sold as well as fuel margin.

Operating Expenses

	Three Months Ended July 31,
	2026	2025
Operating expenses (in thousands)	$754,111	$698,176
Credit card fees (in thousands)	$85,709	$71,704
Same-store operating expenses excluding credit card fees	5.0%	3.0%

Operating expenses increased 8.0% during the first quarter. Operating 64 more stores than prior year accounted for approximately 2% of the increase. Same-store credit card fees added approximately 1.5% of the increase. Same-store employee expense contributed to approximately 1% of the increase, primarily due to increases in labor rates, while same-store labor hours were nearly flat. Insurance was responsible for approximately 1% of the increase.

2 Fuel category does not include wholesale fuel or terminal activity, which is included in Other.

Expansion

Store Count
Stores at April 30, 2026	2,944
New store construction	9
Acquisitions	12
Closed or divested	(6)
Stores at July 31, 2026	2,959

Liquidity
At July 31, 2026, the Company had approximately $1.4 billion in available liquidity, consisting of approximately $524 million in cash and cash equivalents on hand and approximately $857 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the quarter, the Company repurchased approximately $45.6 million of shares. The Company has approximately $973 million remaining under its existing share repurchase authorization.

Dividend
At its September meeting, the Board of Directors approved a quarterly dividend of $0.65 per share. The dividend is payable November 13, 2026, to shareholders of record on November 1, 2026.

Fiscal 2027 Outlook
The Company's fiscal 2027 outlook previously disclosed remains unchanged. Casey's expects the following performance during fiscal 2027. The Company expects inside same-store sales to increase 2% to 5% with an inside margin above 42%. The Company expects same-store fuel gallons sold to be negative 1% to positive 1%. Total operating expenses are expected to increase approximately 5% to 7%. The Company expects EBITDA to increase 8% to 10%, which would imply 35% on a two-year stack basis at the midpoint of the range.

The Company expects to open at least 120 stores in fiscal 2027 through a mix of M&A and new store construction. Net interest expense is expected to be approximately $95 million. Depreciation and amortization is expected to be approximately $490 million and the purchase of property and equipment is expected to be approximately $800 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2026	2025
Total revenue	$5,678,336	$4,567,106
Cost of goods sold (excluding depreciation and amortization, shown separately below)	4,439,142	3,454,660
Operating expenses	754,111	698,176
Depreciation and amortization	115,994	108,963
Interest, net	22,059	26,850
Income before income taxes	347,030	278,457
Federal and state income taxes	73,310	63,102
Net income	$273,720	$215,355
Net income per common share
Basic	$7.40	$5.80
Diluted	$7.37	$5.77
Basic weighted average shares	36,965,113	37,148,383
Plus dilutive effect of share-based compensation	177,144	203,697
Diluted weighted average shares	37,142,257	37,352,080

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2026	April 30, 2026
Assets
Current assets
Cash and cash equivalents	$524,059	$522,991
Receivables	245,837	243,502
Inventories	557,968	557,151
Prepaid and other current assets	60,997	29,783
Income taxes receivable	—	10,585
Total current assets	1,388,861	1,364,012
Operating lease right-of-use assets, net	430,740	432,640
Other assets, net of amortization	137,685	121,249
Goodwill	1,284,216	1,268,686
Property and equipment, net of accumulated depreciation of $3,546,531 at July 31, 2026 and $3,444,442 at April 30, 2026	5,879,761	5,749,468
Total assets	$9,121,263	$8,936,055
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$104,323	$101,357
Accounts payable	853,659	823,804
Accrued expenses and current portion of operating lease liabilities	377,013	425,445
Income taxes payable	28,618	—
Total current liabilities	1,363,613	1,350,606
Long-term debt and finance lease obligations, net of current maturities	2,326,200	2,330,237
Deferred income taxes	772,640	739,843
Operating lease liabilities, net of current portion	457,625	459,284
Insurance accruals, net of current portion	32,167	32,140
Other long-term liabilities	75,105	72,226
Total liabilities	5,027,350	4,984,336
Total shareholders’ equity	4,093,913	3,951,719
Total liabilities and shareholders’ equity	$9,121,263	$8,936,055

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended July 31,
	2026	2025
Cash flows from operating activities:
Net income	$273,720	$215,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,994	108,963
Amortization of debt issuance costs	516	516
Change in excess replacement cost over LIFO inventory valuation	1,094	8,327
Share-based compensation	16,930	15,221
Loss on disposal of assets and impairment charges	2,222	561
Deferred income taxes	32,797	47,457
Changes in assets and liabilities:
Receivables	(7,304)	(15,873)
Inventories	(577)	(6,868)
Prepaid and other current assets	(31,214)	(20,040)
Accounts payable	6,381	35,019
Accrued expenses	(50,257)	(25,729)
Income taxes	39,761	5,595
Other, net	(15,991)	3,913
Net cash provided by operating activities	384,072	372,417
Cash flows from investing activities:
Purchase of property and equipment	(194,395)	(110,046)
Payments for acquisition of businesses, net of cash acquired	(43,904)	(9,495)
Proceeds from sales of assets	3,578	17,499
Net cash used in investing activities	(234,721)	(102,042)
Cash flows from financing activities:
Proceeds from long-term debt	42,625	—
Payments of long-term debt and finance lease obligations	(45,207)	(42,163)
Payments of cash dividends	(22,283)	(19,655)
Repurchase of common stock and payment of related excise taxes	(44,856)	(31,251)
Tax withholdings on employee share-based awards	(78,562)	(45,895)
Net cash used in financing activities	(148,283)	(138,964)

Net increase in cash and cash equivalents	1,068	131,411
Cash and cash equivalents at beginning of the period	522,991	326,662
Cash and cash equivalents at end of the period	$524,059	$458,073

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three months ended July 31,
	2026	2025
Cash paid during the period for:
Interest, net of amount capitalized	$22,498	$26,896
Income taxes, net	751	10,050
Noncash activities:
Purchased property and equipment in accounts payable	114,088	64,905
Right-of-use assets obtained in exchange for new finance lease liabilities	1,188	4,448
Right-of-use assets obtained in exchange for new operating lease liabilities	4,133	—

Summary by Category (Amounts in thousands)
Three Months Ended July 31, 2026	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$492,580	$1,284,961	$3,724,798	$175,997	$5,678,336
Gross profit	$291,971	$457,838	$446,929	$42,456	$1,239,194
	59.3%	35.6%	12.0%	24.1%	21.8%
Fuel gallons sold			934,212
Three Months Ended July 31, 2025
Revenue	$458,434	$1,225,383	$2,733,659	$149,630	$4,567,106
Gross profit	$265,983	$439,483	$373,554	$33,426	$1,112,446
	58.0%	35.9%	13.7%	22.3%	24.4%
Fuel gallons sold			911,780

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2027	4.8%					F2027	59.3%
F2026	5.6	4.8%	4.3%	6.6%	5.2%	F2026	58.0	58.6%	58.3%	59.5%	58.6%
F2025	4.4	5.2	4.7	1.5	3.5	F2025	58.3	58.7	57.8	57.8	58.2

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2027	2.7%					F2027	35.6%
F2026	3.8	2.7%	4.0%	5.1%	3.9%	F2026	35.9	36.0%	35.7%	35.7%	35.8%
F2025	1.6	3.6	3.3	1.8	2.3	F2025	35.4	35.6	34.2	34.8	35.0

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2027	(0.3)%					F2027	47.8	¢
F2026	1.7	0.8%	0.4%	1.5%	1.4%	F2026	41.0		41.6	¢	41.0	¢	46.9	¢	42.6	¢
F2025	0.7	(0.6)	1.8	0.1	0.1	F2025	40.7		40.2		36.4		37.6		38.7

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, and depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use this calculation as a measure of financial performance and debt service capabilities, and it is regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three months ended July 31, 2026 and 2025:

(in thousands)	Three Months Ended July 31,
	2026	2025
Net income	$273,720	$215,355
Interest, net	22,059	26,850
Federal and state income taxes	73,310	63,102
Depreciation and amortization	115,994	108,963
EBITDA	$485,083	$414,270
NOTES:
•Gross profit is defined as revenue less cost of goods sold (excluding depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of conflicts in oil producing regions or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 9, 2026. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-presentations.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-presentations for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Sam James (515) 446-6506	Katie Petru (515) 446-6772

CASY-IR